Exhibit 99

TITAN REPORTS 20% INCREASE IN SECOND QUARTER SALES

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
July 30, 2007

Second quarter and year-to-date highlights:

•	Sales for second quarter 2007 were $210.3 million, up 20 percent, as compared to $175.2 million in the second quarter of 2006.

•	Year-to-date sales were an all-time record of $436.6 million, a 22 percent increase from $357.8 million for the six-month period in 2006.

•	Gross profit was $27.3 million for the second quarter, a 22 percent increase from the $22.4 million in the second quarter of 2006.

•	Titan’s quarter-ending cash balance of $61.5 million is an increase of 58 percent over the March 31, 2007, balance of $39.0 million.

•
Titan’s stockholders’ equity surpassed the $300 million mark to end the second quarter at $300.7 million, an all-time record and a rise of $113.5 million, or 61 percent, from the 2006 year-end balance of $187.2 million.

Statement of Chief Executive Officer:

“The second quarter has been very exciting for Titan. Our sales are up, as they should be from last year’s acquisition,” said Chairman and CEO Maurice M. Taylor Jr. “We are expanding our OTR (off-the-road) business and adding new OTR products by expanding capacity in Freeport, Illinois. While this is happening in Freeport, certain farm tires are being transferred to our Des Moines facility. Titan’s Board of Directors also approved the capital expenditures to produce the super giant radial 57- and 63-inch mining tires. The unique thing about this is that only two companies, Michelin (France) and Bridgestone (Japan), produce 63-inch radial tires at this time.

“So, Titan has put together an engineering team headed by Ernest Rodia, chief operating officer (Rodia retired from Goodyear in December 2003 as vice president of global engineering and manufacturing technology), to not only develop the 63-inch tires, but also a new 73.5-inch 15 degree tire and wheel to improve wear and performance. I believe that by producing these tires, Titan will show our customer base that we are the best, and making the wheel with the tire is what sets Titan apart from everyone else. We plan to produce sample 63-inch tires in first quarter 2008. The 73.5-inch tire will follow. Wheels that large are a real bear to produce, but since our mascot is a grizzly we should have no problem with production,” said Taylor.

“As you can see, Titan has the cash on hand to fund all current projects, except for acquisitions; therefore, we anticipate not borrowing money for the above-mentioned capital projects. These are exciting times at Titan and we believe our best is ahead. And yes, large tire sales in the farm market have finally started to pick up, and we believe they will increase each month out this year.”

Financial overview:

Titan International, Inc.’s net sales of $210.3 million for the second quarter of 2007 were 20 percent higher than the second quarter 2006 sales of $175.2 million. Net sales for the first half of 2007 were $436.6 million, up from the $357.8 million recorded in the first half of 2006, a 22 percent increase.

Gross profit for the second quarter of 2007 was $27.3 million, as compared to $22.4 million in the second quarter of 2006. Year-to-date gross profit was $54.5 million for 2007, as compared to $53.6 million for 2006.

Income from operations for the second quarter of 2007 was $13.2 million, as compared to $11.7 million in the second quarter of 2006. Year-to-date income from operations was $27.5 million in 2007, compared to $28.9 million in 2006.

Income before taxes for the second quarter of 2007 was $10.5 million, as compared to $9.3 million in 2006. Year-to-date income before taxes totaled $5.5 million in 2007, as compared to $23.7 million in 2006. The year-to-date total for 2007 included a $13.4 million noncash convertible debt conversion charge.

Income taxes of $5.5 million were recorded for the second quarter of 2007, compared to $3.7 million in 2006. Year-to-date, income tax expense was $3.0 million for the six months ended June 30, 2007, compared to $9.5 million in 2006.

Net income was $5.0 million for the second quarter of 2007, compared to $5.6 million in second quarter 2006. Year-to-date, net income was $2.5 million in 2007 and $14.2 million year-to-date in 2006.

For second quarter 2007, basic earnings per share were $.18, compared to $.28 at June 30, 2006. Year-to-date basic earnings per share were $.10, compared to $.72 year-to-date 2006.

Diluted earnings per share were $.18 for the second quarter of 2007 compared to $.24 in 2006. Year-to-date diluted earnings per share were $.10 for 2007 and $.60 for 2006.

Titan’s quarter-end cash was $61.5 million at June 30, 2007, an increase of over $28 million from $33.4 million at year-end 2006. Long-term debt was $200 million, decreasing from $291.3 million at year-end 2006.

The company’s stockholders’ equity increased $113.5 million in the first half of 2007. Titan’s equity balance reached $300.7 million at June 30, 2007, a significant increase from the $187.2 million at December 31, 2006.

Giant OTR mining tires expansion:

In May 2007, Titan’s Board of Directors approved funding for the company to increase giant OTR (off-the-road) mining tire production capacity to include 57- and 63-inch giant radial tires. This funding should allow Titan to produce up to an estimated 6,000 giant radial tires a year. Titan estimates this may increase sales as much as $240 million. Titan currently plans to be in start-up production of these giant mining tires by the end of the second quarter 2008.

Form 10-Q:

For additional information and Management’s Discussion and Analysis of Financial Condition and Results of Operations, see the company’s Form 10-Q to be filed with the Securities and Exchange Commission on July 30, 2007.

Safe harbor statement:

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2006. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description:

QUINCY, Ill.—Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles and trailers) applications.

Titan International, Inc.
Consolidated Condensed Statements of Operations (Unaudited)
For the three and six months ended June 30, 2007 and 2006

Amounts in thousands, except earnings per share data.	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net sales	$210,333	$175,194	$436,611	$357,771
Cost of sales	183,022	152,752	382,109	304,215
Gross profit	27,311	22,442	54,502	53,556

Selling, general & administrative expenses	12,683	9,493	23,967	21,774
Royalty expense	1,452	1,214	3,016	2,839
Income from operations	13,176	11,735	27,519	28,943

Interest expense	(4,430)	(3,709)	(10,179)	(7,432)
Noncash convertible debt conversion charge	0	0	(13,376)	0
Other income	1,731	1,313	1,546	2,149
Income before income taxes	10,477	9,339	5,510	23,660

Provision for income taxes	5,515	3,736	3,031	9,464

Net income	$4,962	$5,603	$2,479	$14,196

Earnings per common share:
Basic	$.18	$.28	$.10	$.72
Diluted	.18	.24	.10	.60

Average common shares outstanding:
Basic	27,213	19,695	24,031	19,639
Diluted	27,749	26,081	24,499	26,003

Segment Information
Revenues from external customers (Unaudited)

Amounts in thousands	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Agricultural	$124,104	$116,267	$259,400	$240,694
Earthmoving/Construction	72,342	29,005	147,460	60,806
Consumer	13,887	29,922	29,751	56,271
Total	$210,333	$175,194	$436,611	$357,771

Titan International, Inc.
Consolidated Condensed Balance Sheets (Unaudited)

Amounts in thousands
	June 30,	December 31,
Assets	2007	2006
Current assets:
Cash and cash equivalents	$61,524	$33,412
Accounts receivable	117,595	73,882
Inventories	135,454	154,604
Deferred income taxes	27,705	29,234
Prepaid and other current assets	17,531	18,801
Total current assets	359,809	309,933

Property, plant and equipment, net	182,678	184,616
Investment in Titan Europe Plc	62,663	65,881
Goodwill	11,702	11,702
Other assets	16,945	12,994
Total assets	$633,797	$585,126

Liabilities & stockholders’ equity
Current liabilities:
Short-term debt	$0	$98
Accounts payable	43,543	25,884
Other current liabilities	50,680	36,942
Total current liabilities	94,223	62,924

Long-term debt	200,000	291,266
Deferred income taxes	26,798	27,924
Other long-term liabilities	12,104	15,835
Stockholders’ equity	300,672	187,177
Total liabilities & stockholders’ equity	$633,797	$585,126

Visit www.titan-intl.com for conference call information.

Contact: Courtney Leeser, Communications Coordinator
(217) 221-4489